UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DDR Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1723097
(State of incorporation or organization)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/20th interest in a share of 6.50% Class J Cumulative Redeemable Preferred Shares, without par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box    ☐

Securities Act registration statement file number to which this form relates: 333-162451 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the Depositary Shares, each representing a 1/20th interest in a share of 6.50% Class J Cumulative Redeemable Preferred Shares, without par value (liquidation preference equivalent to $25.00 per depositary share) (the “Depositary Shares”), of DDR Corp. (the “Company”) to be registered hereby is included under the sections titled “Description of Preferred Shares” and “Description of Depositary Shares Representing Preferred Shares” in the prospectus dated October 13, 2009 included in the Company’s Registration Statement on Form S-3 (No. 333-162451) (the “Base Prospectus”) and in the section titled “Description of the New Class J Preferred Shares and Depositary Shares” in the prospectus supplement thereto dated July 18, 2012 that was filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 (together with the Base Prospectus, the “Prospectus”), which Prospectus is incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A.

3.1	Second Amended and Restated Articles of Incorporation of the Company, as amended effective July 10, 2009 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 10, 2009 and incorporated herein by reference).

3.2	Amendment to the Second Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 14, 2011 and incorporated herein by reference).

3.3	Amendment No. 4 to the Second Amended and Restated Articles of Incorporation of the Company.

3.4	Amended and Restated Code of Regulations of the Company (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2009 and incorporated herein by reference).

4.1	Form of Deposit Agreement, among the Company, Computershare Shareowner Services LLC, as Depositary, and all holders from time to time of depositary shares.

4.2	Specimen receipt representing the Depositary Shares, each representing a 1/20th interest in a share of 6.50% Class J Cumulative Redeemable Preferred Shares, without par value, of the Company (included as part of Exhibit 4.1 above).

4.3	Specimen certificate for 6.50% Class J Cumulative Redeemable Preferred Shares, without par value, of the Company.

4.4	Specimen certificate for Common Shares, par value $0.10 per share, of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on February 28, 2012 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DDR CORP.

By:	/s/ David J. Oakes
Name:	David J. Oakes
Title:	Senior Executive Vice President and Chief Financial Officer

Dated: July 31, 2012

EXHIBIT INDEX

3.1	Second Amended and Restated Articles of Incorporation of the Company, as amended effective July 10, 2009 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 10, 2009 and incorporated herein by reference)

3.2	Amendment to the Second Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 14, 2011 and incorporated herein by reference)

3.3	Amendment No. 4 to the Second Amended and Restated Articles of Incorporation of the Company

3.4	Amended and Restated Code of Regulations of the Company (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2009 and incorporated herein by reference)

4.1	Form of Deposit Agreement, among the Company, Computershare Shareowner Services LLC, as Depositary, and all holders from time to time of depositary shares

4.2	Specimen receipt representing the Depositary Shares, each representing a 1/20th interest in a share of 6.50% Class J Cumulative Redeemable Preferred Shares, without par value, of the Company (included as part of Exhibit 4.1 above)

4.3	Specimen certificate for 6.50% Class J Cumulative Redeemable Preferred Shares, without par value, of the Company

4.4	Specimen certificate for Common Shares, par value $0.10 per share, of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on February 28, 2012 and incorporated herein by reference)